Newmark Reports Fourth Quarter and Full Year 2023 Financial Results 1
NEW YORK - February 22, 2024 - Newmark Group, Inc. (Nasdaq: NMRK) ("Newmark" or "the Company"), a leading commercial real estate service provider to large institutional investors, global corporations, and other owners and occupiers, today reported its financial results for the three months and year ended December 31, 2023, and declared a quarterly dividend.

Comments from Barry M. Gosin, Chief Executive Officer of Newmark[1]
"Newmark’s revenues increased by over 23% in the quarter, with double digit gains in every revenue category. We completed the more than $50 billion Signature portfolio sale, the largest real estate loan sale in U.S. history. The fourth quarter of 2023 also saw Newmark close the year's largest industrial lease, largest office occupier lease, and largest office building sale in the United States.
"We anticipate industry volumes accelerating throughout the second half of 2024. Due to our strong incremental margins and our investments in talent, we expect significant earnings outperformance towards the end of the year and into 2025.
"We attract the best of the best. Already in 2024, we hired the preeminent affordable housing team, some of the most prolific and experienced debt and structured finance professionals, as well as one of the most innovative and active U.S. leasing teams. By empowering our extraordinary talent with world-class research, data analytics, and technology, they bring their best to Newmark’s clients. We refuse to let complacency impede progress in this rapidly evolving industry, we champion the entrepreneurial spirit. If you’re great, you should definitely be at Newmark."

SELECT RESULTS COMPARED WITH THE YEAR-EARLIER PERIOD2

Highlights of Consolidated Results (USD millions, except per share data)	4Q23	4Q22	Change	FY 2023	FY 2022	Change
Total Revenues	$747.4	$607.3	23.1%	$2,470.4	$2,705.5	(8.7)%
GAAP income before income taxes and noncontrolling interests ("GAAP pre-tax income")	82.4	18.5	346.6%	103.5	154.6	(33.1)%
GAAP net income for fully diluted shares	52.9	8.9	493.4%	42.6	110.4	(61.4)%
GAAP net income per fully diluted share	0.21	0.04	425.0%	0.24	0.45	(46.7)%
Adjusted Earnings before noncontrolling interests and taxes ("Pre-tax Adjusted Earnings")	133.9	84.6	58.3%	302.8	441.4	(31.4)%
Post-tax Adjusted Earnings to fully diluted shareholders ("Post-tax Adjusted Earnings")	114.4	76.5	49.5%	258.7	365.0	(29.1)%
Post-tax Adjusted Earnings per share ("Adjusted Earnings EPS")	0.46	0.32	43.8%	1.05	1.49	(29.5)%
Adjusted EBITDA ("AEBITDA")	166.2	102.2	62.6%	398.3	510.7	(22.0)%
RECENT HIGHLIGHTS3
–Newmark grew revenues from Leasing and other commissions by 19.6% year-on-year in the fourth quarter, which exceeded a more than 10% decline in industry-wide leasing activity. This was the fourth consecutive quarter in which the Company's leasing business gained meaningful market share.
–Newmark gained significant market share in capital markets and grew revenues from Investment sales and Commercial mortgage origination, net, by 20.7% and 45.9%, respectively. This robust performance was led by fees from the Signature transactions, for which Newmark served as the FDIC's advisor. Even without the Signature transactions, the Company’s capital markets platform meaningfully outpaced the industry in the quarter.
–Newmark was the number 2 broker in U.S. investment sales for the fourth quarter of 2023 and number 3 for the full year, according to preliminary data from MSCI, which excludes the $21.7 billion equity portion of the Signature transactions. Both were improvements compared with the Company's rank for the first 9 months of 2023 and full year 2022.
–The Company increased revenues from Management services, servicing fees, and other by 19.9% year-on-year.
–On January 12, 2024, the Company closed its offering of $600.0 million aggregate principal amount of 7.500% senior notes due January 2029 (the “Senior Notes”).
1 Please note the following: (i) Unless otherwise stated, all financial results and volume figures compare the fourth quarter of 2023 with the year-earlier period. (ii) The FDIC acted in its capacity as Receiver for Signature Bridge Bank, N.A. ("Signature"). For more on the deals mentioned in the quote, please see the section of this document titled "Other Useful Information".
2 U.S. Generally Accepted Accounting Principles is referred to as “GAAP”. Newmark's fourth quarter and full year Adjusted EBITDA includes the receipt of $12.8 million of cash with respect to the favorable settlement of a litigation matter that was recorded as part of "other income". This gain was excluded for Adjusted Earnings calculations, which is consistent with the Company's non-GAAP methodology. See the sections of this document including, but not limited to, “Non-GAAP Financial Measures”, “Adjusted Earnings Defined”, “Reconciliation of GAAP Net Income to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and Taxes and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”, "Net Leverage", and "Liquidity", including any footnotes to these sections, for the complete and/or updated definitions of these and other non-GAAP terms and how, when and why management uses them, and the differences between results under GAAP and non-GAAP for the periods discussed herein. See also “Timing of Outlook for Certain GAAP and Non-GAAP Items” for a discussion of why it is difficult to forecast certain GAAP results without unreasonable effort. Please also see the table titled "Reconciliation of GAAP pre-tax income to GAAP pre-tax income excluding other income".
3 For more on items including recent acquisitions and hires as well as any economic or industry data referenced herein, including Newmark's MSCI ranking, see "Other Useful Information".

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ONLINE AVAILABILITY OF INVESTOR PRESENTATION AND ADDITIONAL FINANCIAL TABLES
Newmark's quarterly supplemental Excel tables include revenues, earnings, and other metrics for periods from 2018 through the fourth quarter of 2023. The Excel tables and the Company’s quarterly financial results presentation are available for download at ir.nmrk.com. These materials include other useful information that may not be contained herein.
DIVIDEND INFORMATION
On February 21, 2024, Newmark's Board of Directors (the "Board") declared a qualified quarterly dividend of $0.03 per share payable on March 22, 2024, to Class A and Class B common stockholders of record as of March 8, 2024. The ex-dividend date will be March 7, 2024.
REVENUE ANALYSIS4

Consolidated Revenues (USD millions)	4Q23	4Q22	Change	FY 2023	FY 2022	Change
Fees from management services, servicing, and other	$187.5	$157.1	19.4%	$689.4	$633.1	8.9%
Pass through revenues	76.6	63.2	21.2%	281.5	276.4	1.9%
Management services, servicing fees, and other	264.2	220.3	19.9%	970.9	909.5	6.8%
Leasing and other commissions	239.4	200.2	19.6%	839.6	831.9	0.9%
Investment sales	137.0	113.5	20.7%	381.3	606.4	(37.1)%
Fees from commercial mortgage origination, net	82.9	51.7	60.4%	196.5	247.8	(20.7)%
OMSR revenues	23.9	21.6	11.0%	82.1	109.9	(25.3)%
Commercial mortgage origination, net	106.9	73.3	45.9%	278.6	357.8	(22.1)%
Total revenues	747.4	607.3	23.1%	2,470.4	2,705.5	(8.7)%
Fees from management services, servicing, and other rose 19.4%. This improvement reflected the addition of Gerald Eve, as well as Property Management and GCS increasing their combined square footage under management by approximately 26% year-on-year. Additionally, Newmark more than doubled the size of its overall servicing and asset management portfolio to $175.9 billion over the same period.
Revenues from Leasing and other commissions improved 19.6%. This outperformance was driven by strong double-digit organic growth in office and industrial. The Company also gained meaningful market share in Investment sales and Commercial mortgage origination compared with industry-wide declines of over 40% for U.S. and European investment sales and a 25% reduction in U.S. commercial/multifamily originations. The Company's GSE/FHA origination platform also gained significant share, as its volumes declined by approximately 11% and 9%, respectively, for the fourth quarter and full year 2023, versus 42% and 29% reductions in industry GSE multifamily activity.
4 The following items are relevant when analyzing the year-on-year changes in revenues: (i) Newmark's fee revenues grew by 23.8% to $646.9 million in the fourth quarter of 2023. See the section of this document titled "Certain Revenue Terms Defined" for more information on various revenue terms shown above and throughout this document, including the definitions of "Fee revenues", "commission-based revenues", "Fees from management services, servicing, and other", "Pass through revenues", and "OMSR revenues". The amounts of these items for various periods can be found in Newmark's supplemental tables on its investor relations website. (ii) In addition to recent facilities management assignments, GCS significantly increased its square footage of new mandates with respect to additional contractual services in 2023, including higher margin transaction management, as well as information management, portfolio strategy, and project management. (iii) If one were to exclude the $39.5 billion final notional value of Signature transactions, Newmark's capital markets volumes (which consist of investment sales and mortgage brokerage) would have declined by approximately 20% year-on-year and thus would have still dramatically outpaced the industry in the quarter.

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CONSOLIDATED EXPENSES5

Consolidated Expenses (USD millions)	4Q23	4Q22	Change	FY 2023	FY 2022	Change
Compensation and employee benefits under GAAP	$442.6	$356.7	24.1%	$1,489.1	$1,554.8	(4.2)%
Equity-based compensation and allocations of net income to limited partnership units and FPUs	54.9	35.3	55.5%	139.7	138.3	1.0%
Non-compensation expenses under GAAP	180.2	193.6	(6.9)%	730.1	729.2	0.1%
Total expenses under GAAP	677.7	585.7	15.7%	2,359.0	2,422.3	(2.6)%
Pass through compensation expenses under GAAP	44.0	40.5	8.7%	155.5	151.4	2.7%
Other compensation and employee benefits	397.3	316.6	25.5%	1,328.4	1,401.3	(5.2)%
Compensation and employee benefits for Adjusted Earnings	441.3	357.1	23.6%	1,484.0	1,552.7	(4.4)%
Pass through non-compensation expenses under GAAP	32.7	22.4	46.1%	126.0	124.6	1.2%
Other non-compensation expenses	118.5	117.7	0.7%	468.0	449.2	4.2%
Non-compensation expenses for Adjusted Earnings	151.2	140.0	8.0%	594.0	573.7	3.5%
Total expenses for Adjusted Earnings	592.5	497.1	19.2%	2,077.9	2,126.4	(2.3)%
The increase in compensation expenses was mainly due to higher commissions correlated with revenue growth, expenses related to acquired companies and the hiring of industry-leading revenue-generating professionals under long term contracts.
Historically, newly hired producers tend to generate higher revenues in their second and third years with the Company, although Newmark incurs related expenses prior to this ramp up period. As recently hired professionals increase productivity and industry volumes normalize, the Company expects to meaningfully grow its revenues and for its strong operating leverage to drive profit margin expansion.
Total expenses also included $13.8 million in incremental pass through costs.
TAXES AND NONCONTROLLING INTEREST6

Taxes And Noncontrolling Interest (USD millions)	4Q23	4Q22	Change	FY 2023	FY 2022	Change
GAAP provision for income taxes	$29.1	$6.3	359.5%	$41.1	$42.1	(2.3)%
Provision for income taxes for Adjusted Earnings	19.9	7.8	155.1%	45.8	75.7	(39.5)%
Net income attributable to noncontrolling interests for GAAP	16.8	5.7	194.7%	19.8	29.3	(32.4)%
Net income (loss) attributable to noncontrolling interests for Adjusted Earnings	(0.3)	0.2	(238.0)%	(1.7)	0.8	(319.1)%
Taxes and net income attributable to noncontrolling interests generally move in tandem with Newmark's earnings. The Company's tax rate for Adjusted Earnings was 14.8% in fourth quarter of 2023 compared with 9.3% a year earlier and 15.1% for full year 2023 versus 17.1% in 2022.
CONSOLIDATED SHARE COUNT7

Consolidated Share Count (shares in millions)	4Q23	4Q22	Change	FY 2023	FY 2022	Change
Fully diluted weighted-average share count under GAAP	249.8	236.3	5.7%	176.4	245.2	(28.1)%
Fully diluted weighted-average share count for Adjusted Earnings	249.8	236.3	5.7%	246.3	245.2	0.5%
Newmark's Fully diluted weighted-average share count for Adjusted Earnings was consistent with the Company's previous guidance of approximately 250 million for the quarter and 246 million for the full year. The Company repurchased 644 thousand shares for $5.2 million during the fourth quarter and 5.8 million shares for $37.4 million in full year 2023. As of December 31,
5 The following items are relevant when analyzing the year-on-year changes in expenses: (i) In 2023, Newmark used more cash for "loans, forgivable loans and other receivables from employees and partners“ (or “employee loans”) than it had in any year in its history. Employee loans are recorded as part of Newmark's operating cash flow and on its balance sheet, and primarily relate to the hiring of new revenue-generating professionals under long-term contracts. The forgivable portions of employee loans are recognized as compensation expense for GAAP and non-GAAP results over the life of the loans. These and certain other expenses are recorded beginning in the first relevant quarter, while new hires may not generate meaningful revenues for 6 to 18 months after their start dates. (ii) Newmark's pass through compensation and non-compensation expenses are the same for GAAP and non-GAAP results for all periods. Excluding the impact of pass through items, total expenses for GAAP and Adjusted Earnings increased by 15.0% and 18.8%, respectively in the fourth quarter of 2023 versus a year earlier. (iii) Borrowing rates on the Company's warehouse facilities are based on short-term SOFR plus applicable margins. SOFR rates increased substantially from September 30, 2022 to December 31, 2023. (iv) See "Critical Accounting Policies and Estimates" in the Company's filings on Forms 10-Q and/or 10-K and "Non-GAAP Financial Measures” later in this document for information on how non-cash GAAP gains attributable to OMSRs and GAAP amortization of mortgage servicing rights (“MSRs”) affect GAAP and non-GAAP results.
6 The other income table can now be found later in this document.
7 "Spot” may be used interchangeably with the end-of-period share count. Please see the Company's quarterly financial results presentations for information on its spot share count for the relevant periods. Newmark's fully diluted share count moves in tandem with its stock price over a given period, all else equal, due to the treatment of RSUs under the treasury stock method. In addition, the fully diluted weighted-average share count under GAAP may differ in certain periods from the fully diluted weighted-average share count for Adjusted Earnings to avoid anti-dilution, which also impacts GAAP net income for fully diluted shares.

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2023, Newmark had $354.9 million remaining under its share repurchase and unit redemption authorization.
SELECT BALANCE SHEET DATA8

Select Balance Sheet Data (USD millions)	December 31, 2023	December 31, 2022
Cash and cash equivalents	$164.9	$233.0
Total corporate debt	$547.3	$547.8
Total Equity	$1,594.9	$1,541.4
The changes from year-end 2022 reflect cash generated by the business and cash received from the redemption of a joint venture. These were offset by the acquisition of Gerald Eve, investments in new hires under long-term contracts, share repurchases, and other normal movements in working capital. As of December 31, 2023, Newmark's net leverage was 1.0 times.
OUTLOOK FOR 20249

Metrics	FY 2023 Actual	Expected YoY Change
Total Revenues (millions)	$2,470.4	3% to 7%
Adjusted EBITDA (millions)	$398.3	5% to 9%
Adjusted Earnings Per Share	$1.05	5% to 9%
Adjusted Earnings Tax Rate	15.1%	16% to 18%
Due to the scale of its hiring and Newmark’s significant outperformance in the fourth quarter of 2023, the Company expects the majority of its year-over-year improvement in earnings to occur in the second and third quarters of 2024. With respect to the Company’s $75 million cost savings plan, Newmark recognized approximately $35 million in 2023 and expects to realize an incremental $25 million in 2024. The balance will be realized in 2025.
The Company expects Fully diluted weighted-average share count for Adjusted Earnings to grow by 2% in 2024 and continues to target average annual net growth 2% or less over time. Newmark's Fully diluted weighted-average share count for Adjusted Earnings has grown by an average of 1.2% annually since 2017. The Company's 2024 guidance excludes the potential impact of any future acquisitions.
CONFERENCE CALL AND INVESTOR PRESENTATION
Newmark will host a conference call at 10:00 a.m. ET today to discuss these results. A webcast of the call, along with an investor presentation summarizing the Company's Non-GAAP results, is expected to be accessible via the following sites:
http://ir.nmrk.com or https://event.webcasts.com/starthere.jsp?ei=1651926&tp_key=8d506e858d
Participants who cannot access the webcast are strongly encouraged to pre-register for the conference call to gain immediate access to the call and bypass the live operator. Pre-registration may be completed at any time by accessing the Pre-registration link on Newmark’s Investor Relations website, http://ir.nmrk.com, or by navigating to the registration page at:
https://event.webcasts.com/starthere.jsp?ei=1651926&tp_key=8d506e858d
A webcast replay of the conference call is expected to be accessible at the same websites within 24 hours of the live call and will be available for 365 days following the call. The Company highly recommends that investors use the webcast to access the call to avoid experiencing extended wait times via the dial-in phone numbers. Participants who cannot access the webcast are strongly encouraged to pre-register to gain immediate access to the call and bypass the live operator. Pre-registration may be completed at any time by accessing the pre-registration link on Newmark's Investor Relations website, or by navigating to:
https://event.webcasts.com/starthere.jsp?ei=1651926&tp_key=8d506e858d
After pre-registering, you will receive your access details via email. Participants who do not listen to the webcast or who have not pre-registered may join the call using the following information. Please note that those who do not pre-register may experience greater than normal wait times before being able to join the live call.
8 The following items are relevant when analyzing the year-on-year changes in certain items related to cash flow and the balance sheet: (i) “Total equity” in this table is the sum of “redeemable partnership interests,” “noncontrolling interests” and “total stockholders' equity”. (ii) “Total corporate debt” in this table excludes “Warehouse facilities collateralized by U.S. Government Sponsored Enterprises”. Newmark uses its warehouse lines and repurchase agreements for short-term funding of mortgage loans originated under its GSE and FHA lending programs, and such amounts are generally offset by “Loans held for sale, at fair value” on the balance sheet. These loans are typically sold within 45 days. Loans made using Newmark’s warehouse lines are recourse to Berkeley Point Capital LLC, but non-recourse to Newmark Group. (iii) “Liquidity”, when discussed or shown, excludes marketable securities that have been financed. Unlike certain other companies' definition of liquidity, Newmark's does not include the value of its undrawn revolving credit line(s). See the section titled “Liquidity Defined” and the related reconciliation tables later in this document. (iv) "Net debt", when used, is defined as total debt, net of cash or, if applicable, total liquidity, while "net leverage", when used, is a non-GAAP measure that equals net debt divided by trailing twelve month Adjusted EBITDA. (v) See "Cash generated by the business" under "Other Useful Information" for more on this analytic.
9 Please note the following with respect to Newmark's outlook: (i) See “Timing of Outlook for Certain GAAP and Non-GAAP Items” for a discussion of why it is difficult to forecast certain GAAP results without unreasonable effort. (ii) Newmark's expense reduction targets are based on the Company's annualized run-rate as of the third quarter of 2022, and therefore exclude the impact of any subsequent acquisitions or hires of revenue-generating professionals. Support and operational expenses exclude variable costs tied to revenues. (iii) The average growth in share count is the compound annual growth rate of the Company's Fully diluted weighted-average share count for Adjusted Earnings from full year 2017 through full year 2023.

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LIVE CONFERENCE CALL DETAILS

Date – Start Time:	02/22/2024 at 10:00 a.m. ET
Toll Free Numbers:	888-224-1005 (U.S. & Canada) or 0800-279-0425 (UK)
Toll/International Numbers:	+1 929-477-0448(U.S. & Canada) or +44(0)330 165 3655
Confirmation Code:	7676721
Webcast Link	event.webcasts.com/starthere.jsp?ei=1651926&tp_key=8d506e858d
REPLAY

Available From – To:	02/22/2024 at 1:00 p.m. ET – 2/22/2024 at 11:59 p.m. ET
Replay Link	event.webcasts.com/starthere.jsp?ei=1651926&tp_key=8d506e858d
CERTAIN REVENUE TERMS DEFINED
Fee and non-fee revenues
The Company’s total revenues include certain management services revenues that equal their related expenses. These revenues represent fully reimbursable compensation and non-compensation costs recorded as part of Newmark's Global Corporate Services ("GCS") and Property Management businesses. Such revenues therefore have no impact on the Company's GAAP or Non-GAAP earnings measures and may be referred to as "Pass through revenues". The amounts recorded as pass through revenues are also recorded as "pass through expenses". Newmark's total revenues also include non-cash gains with respect to originated mortgage servicing rights (“OMSRs”), which represent the fair value of expected net future cash flows from servicing recognized at commitment, net. Such non-cash gains may also be called "OMSR revenues." Newmark may also refer to Pass through revenues and OMSR revenues together as “non-fee revenues”, and the remainder of its total revenues as "fee revenues".
Commission-based revenues
"Commercial mortgage origination, net" includes origination fees related to Newmark's multifamily GSE/FHA10 business and fees from commercial mortgage brokerage and loan sale advisory (together, "Fees from commercial mortgage origination, net"), and includes all OMSR revenues. Revenues from Investment sales and mortgage brokerage transactions may together be referred to as "capital markets". Newmark's "commission-based" revenues include Leasing and other commissions, Investment sales, fees from commercial mortgage origination, net, and Valuation and Advisory. In these businesses, revenue-generating professionals earn a substantial portion or all their compensation based on their production (and who therefore may also be referred to as "producers"). Commission-based revenues exclude OMSR revenues because Newmark does not compensate its producers based on this non-cash item.
Recurring revenues
"Servicing and other revenues" may be called Newmark's "servicing business" and includes servicing fees (other than those related to Spring11), interest income on loans held for sale, escrow interest, and yield maintenance fees, which all relate primarily to Newmark's multifamily GSE/FHA business. "Management services, servicing fees, and other" (which may also be referred to as "recurring revenues" or "recurring businesses") includes all pass through revenues, as well as fees from Newmark's servicing business, GCS, Property Management, its flexible workspace platform, and Valuation & Advisory, as well as all revenues generated by Spring11. Fees from management services, servicing, and other" are revenues from all recurring businesses excluding Pass through revenues.
Beginning in the first quarter of 2024, the portion of Spring11's revenues associated with its servicing and asset management portfolio will no longer be reported as "Management services" but will instead by recorded as part of "Servicing and other revenues". In 2023, this amount was $8.5 million. This change will have no impact on the overall line items Fees from management services, servicing, and other" and "Management services, servicing fees, and other", or on the Company's consolidated results.
Contractual Business
"Contractual business”, which may be used interchangeably with "contractual services" or "contractual revenues", is defined as business for which the Company has a contract with a client that is generally for a year or longer. Contractual business, when quantified, includes all revenues related to landlord representation (or “agency”) leasing, loan servicing (including escrow interest income), outsourcing (including property management, facilities management, and asset management), and lease administration. It also includes certain fees under contract produced by the Company’s flexible workspace and tenant representation service lines.
Additional details on current and historical amounts for certain of Newmark's revenues are available in the Company's quarterly supplemental Excel tables.
10 See "Industry Volumes" for a definition of these acronyms.

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OTHER USEFUL INFORMATION
Signature Transactions
The book value of the overall loan portfolio was approximately $60 billion when Newmark was retained as an advisor by the FDIC and approximately $53 billion when the Company began marketing the loans, while the completed transactions had a combined notional value of $39.5 billion. The latter figure consisted of $21.7 billion of equity placements recorded as part of the Company's investment sales volumes and $17.8 billion of loan sales recorded as mortgage brokerage. A portion of the loans did not relate to real estate. For more information, please see various announcements, press releases, and other information on the FDIC website, including: "FDIC Announces Upcoming Sale of the Loan Portfolio from the Former Signature Bank, New York, New York", "SIGF-23 Sale Announcement $18.5 Billion All Cash Loan Sale", "SIGCRE-23 Sale Announcement $33.22 Billion Commercial Real Estate Loan Portfolio", "FDIC Signature Bank Receivership Sells 20 Percent Equity Interest in Entity Holding $9 Billion Rent-Stabilized / Rent-Controlled Multifamily Loans", "FDIC Signature Bridge Bank Receivership Sells Five Percent Equity Interest in Entities Holding $5.8 Billion of Rent-Stabilized / Rent-Controlled Multifamily Loans", and "FDIC Signature Bridge Bank Receivership Sells 20 Percent Equity Interest in Entity Holding $16.8 Billion of Commercial Real Estate Loans".
Other Recent Highlights
For more on the other recent highlights mentioned at the beginning of this document, please see: (i) the Newmark press releases titled "Newmark Represents DrinkPAK in Two New Industrial Leases in Fort Worth, Totaling 2.9 Million Square Feet", the article called "2023’s Largest Office Lease: Paul Weiss Takes 765K SF at 1345 Avenue of the Americas", and the following press releases: "Fisher Brothers and J.P. Morgan Announce Largest Commercial Office Lease In The United States In 2023 At 1345 Avenue Of The Americas", and "Newmark Facilitates Sale of 2.2 Million-Square-Foot Mixed-Use Corporate Campus in Dallas-Fort Worth" (which, according to Real Estate alert, was the largest U.S. office transaction in 2023 in terms of square footage with respect to a majority or 100% of a building, the second largest including minority interest sales, and the fourth largest in terms of total sales price.)
Recent Acquisitions and Hires
On March 10, 2023, the Company acquired London-based real estate advisory firm, Gerald Eve, which operates from nine U.K. offices across multiple business lines and property types. The firm generated a majority of its fiscal year 2022 total revenues from management services, and has particular strength in capital markets, corporate real estate advisory, planning and development, tenant representation, landlord (or agency) leasing, and valuation. For the trailing twelve months ended March 31, 2023, MSCI ranked Gerald Eve at number three for U.K. industrial investment sales. Newmark also announced the acquisitions of three other companies in the second quarter of 2022. Together, these companies contributed revenues to Newmark's management services, leasing, and investment sales businesses.
In the first quarter of 2023, Newmark purchased the approximately 49% of Spring11 that it did not already own, having held a controlling stake since 2017. The acquisition of the balance of Spring11 significantly increased the size of the Company's overall servicing and asset management portfolio. Spring11 provides commercial real estate due diligence, consulting, asset management and limited servicing, as well as advisory services to a variety of clients, including lenders, investment banks and investors.
For more information on these acquisitions, please see the Company's most recent Quarterly Report on Form 10-Q, its forthcoming Annual Report on Form 10-K, and/or the following the press releases on its website: "Newmark Acquires Top UK-Based Real Estate Advisory Firm Gerald Eve", "Newmark Acquires Esteemed Boston-Based Firm McCall & Almy", "Newmark Acquires Premier London Capital Markets and Leasing Real Estate Advisory Firm, BH2", and "Newmark Acquires Renowned North American Retail Advisory Business, Open Realty".
For additional information about key hires in 2023 and thus far in 2024, see the Company's investor relations website for press releases including: "Newmark Lands Leading National Affordable Housing Advisory Team", "Newmark Hires Matthew Featherstone as Head of Debt & Structured Finance for the UK and Europe", "Newmark Expands Debt Platform in Partnership with U.S. Capital Markets Team, Industry Powerhouse Jonathan Firestone to Join and Co-Head", "Newmark Launches Data Center and Digital Infrastructure Capital Markets Business, Attracts Top Talent", "Newmark Hires Norm Taylor as President for Canada", "Newmark Hires Accomplished Industrial Expert Jack Fraker, Fortifying Global Capital Markets Practice", "Newmark Lands Leading U.S. Capital Markets Team", and "Newmark Appoints Chris Carver as Head of Asia-Pacific for its Valuation & Advisory Practice", as well as more than 30 other releases and/or articles with respect to those whose hiring was announced between January 1, 2023, and February 21, 2024 in the "Media" section of Newmark's main website.
Cash Generated by the Business
Cash generated by the business means "Net cash provided by (used in) operating activities excluding loan originations and sales", before the impact of cash used for employee loans (which Newmark considers to be a form of investment, but which is recorded as part of operating cash flow) and the impact of cash used with respect to the 2021 Equity Event. For more information, see the section of the Company's most recent quarterly supplemental Excel tables titled "Details of Certain Components Of ‘Net Cash Provided By (Used In) Operating Activities’".

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Newmark and Industry Volumes11
Newmark’s investment sales figures include investment sales and equity transactions, while mortgage brokerage figures include the Company’s debt placement transactions, all measured in notional terms. Volumes from the Company's investment sales and mortgage brokerage transactions may together be referred to as "capital markets". Fannie Mae and Freddie Mac together are also called the "government-sponsored enterprises" or "GSEs", while the Federal Housing Administration is also called the "FHA." Volumes for Newmark's mortgage brokerage and GSE/FHA multifamily originations businesses together may be referred to as "total debt". The Company calculates its notional GSE/FHA origination volumes based on when loans are rate locked, which is consistent with how certain revenues are recorded as part of "Commercial mortgage origination, net”. The Company’s mix of GSE/FHA originations, and therefore revenues, can vary depending on the size of loans, as well by the categories of loans with respect to the FHA, Freddie Mac, and different Fannie Mae structures. Any overall industry investment sales market share and volume data discussed herein are preliminary and from MSCI (previously known as RCA). Any other U.S. industry debt volumes are from the MBA, MSCI, and/or Trepp, while any GSE data is from Fannie Mae, Freddie Mac, and/or the MBA.
MSCI's preliminary U.S. and European investment sales figures (which exclude all activity related to loan sales) indicate that industry volumes declined by 41% and 43%, respectively year-on-year in the fourth quarter of 2023. In comparison, Newmark's quarterly investment sales volumes were up by 168%, which includes the equity portion of the Signature transactions. The Company's investment sales volumes would have been down by 16% without these transactions. Newmark's U.S. ranking for full year 2023 (number 3), the first nine months of 2023 (number 5), and full year 2022 (number 4) are based on MSCI’s U.S. Capital Trends reports, which were published January 22, 2024, October 16, 2023, and January 17, 2023, respectively. The Company's fourth quarter 2023 rank is based on MSCI's proprietary databases as of the latter date.
The Company's quarterly total debt volumes quarterly increased by 185%, which includes the debt portion of the Signature transactions and would have declined by 24% excluding it. According to the MBA (which also excludes all activity related to loan sales), U.S. commercial and multifamily originations declined by 25% year-on-year in the fourth quarter.
Costar's recent analysis of new U.S. office leases suggests that full year 2023 activity was down 14% compared with 2019 on a square foot basis. Based on their analysis of CoStar data, Wolfe Research recently estimated that overall U.S. leasing volumes and U.S. office leasing volumes were down by approximately 12% and 16% year-on-year, respectively, in the fourth quarter of 2023. Wolfe also estimated that U.S. leasing volumes and U.S. office leasing volumes for full year 2023 were down by approximately 12% and 14%, respectively, versus 2022. Costar's recent analysis of new office leases in the U.K. suggests that full year 2023 activity was down by as much as 24% compared with 2019 on a square foot basis. Preliminary CoStar data also suggests that overall U.K. leasing volumes and U.K. office leasing volumes were down by as much as 19% and 9% year-on-year, respectively, versus 2022.
Please see the accompanying supplemental Excel tables and quarterly results presentation on the Company's investor relations website for more information with respect to volumes for Newmark and/or the industry.
Other Industry Data
Preqin estimates that there was approximately $405 billion of investible dry powder held by global closed-end funds at real estate focused institutions as of December 2023, of which $259 billion was held by North American focused funds and $71 billion by funds focused on Europe. This is in addition to the significant amount of real estate assets held by other types of investors and owners. According to the most recent data from MSCI, the overall size of the professionally managed global real estate investment market was $13.3 trillion in 2022, while the size of the overall investible market was $19.5 trillion. As of the most recently available data from the MBA, there were approximately $4.7 trillion in U.S. commercial and multifamily mortgage debt outstanding as of December 31, 2023 (excluding loans for acquisition, development, and construction, as well as loans collateralized by owner-occupied commercial properties.) Of this amount, approximately $2.6 trillion is expected to mature between 2024 and 2028, according to the MBA.
The Impact of Nasdaq
The receipt of shares from Nasdaq may also be referred to as the “Earn-out”. In the second quarter of 2021, Newmark recorded a gain of $1,093.9 million related to the final Earn-out, based on the June 30, 2021, closing price of $175.80. Between that date and March 31, 2022, the Company sold 100% of these shares, which contributed to gains in the second through fourth quarters of 2021 and a loss in the first quarter of 2022, all recorded as part of GAAP other income or loss. In aggregate, Newmark sold its Nasdaq stock over this timeframe for the effective price of $180.66 per share, resulting in cumulative proceeds of $1,124.1
11 (i) The notional volumes reported by the GSEs are based on when loans are sold and/or securitized, and typically lag those reported by Newmark or estimates from the Mortgage Bankers’ Association ("MBA") by 30 to 45 days. Newmark generally calculates its GSE market share based on delivery for enhanced comparability. (ii) MSCI volumes include the large majority the industry's volumes for transactions of over $2.5 million in the U.S. and over €5 million in Europe. MSCI figures are often revised upwards over time, as they capture a greater percentage of transactions. (iii) While this document only discusses MSCI U.S. and European volumes for the industry, the Company's revenue and volume figures shown elsewhere in this document may also reflect a relatively small amount of brokerage activity with respect to certain other international operations. Over 98% and 99% of Newmark's 2023 and 2022 respective investment sales volumes, and essentially all its total debt volumes were generated in the U.S. Given its recent hires and acquisitions, the Company expects non-U.S. transactions to make up a greater percentage of Newmark's capital markets revenues and volumes over time. (iv) CoStar's leasing activity estimates are generally revised upwards over time, as they capture a greater percentage of transactions.

7

million and an additional net gain of $30.2 million.12
For additional information about the Earn-out and related monetization transactions (the “Nasdaq Forwards”), which were a component of GAAP other income for certain periods from the third quarter of 2017 through the first quarter of 2022, see the sections of the Company’s most recent SEC filings on Form 10-Q and/or Form 10-K titled “Nasdaq Monetization Transactions” and “Exchangeable Preferred Partnership Units and Forward Contract”, as well as any updates regarding these topics in subsequent SEC filings.
The 2021 Equity Event
The "Impact of the 2021 Equity Event" is defined in the section of this document called "Excluded Compensation-Related Items with Respect to the 2021 Equity Event under Adjusted Earnings and Adjusted EBITDA" under “Non-GAAP Financial Measures”. For additional details on how the 2021 Equity Event impacted share count, cash flow, and GAAP expenses, see the section of the Company's second quarter 2021 financial results press release titled "Additional Details About the Impact of Nasdaq and the 2021 Equity Event" and the related SEC filing on Form 8-K, as well as any subsequent disclosures in filings on Forms 10-Q and/or 10-K.
Other Items
Investors may find the following information useful: (i) Throughout this document, certain other reclassifications may have been made to previously reported amounts to conform to the current presentation and to show results on a consistent basis across periods. Unless otherwise stated, any such changes would have had no impact on consolidated total revenues or earnings under GAAP or for Adjusted Earnings, all else being equal. Certain numbers in the tables or elsewhere throughout this document may not sum due to rounding. (ii) Rounding may have also impacted the presentation of certain year-on-year percentage changes. (iii) Decreases in losses may be shown as positive percentage changes in the financial tables. (iv) Changes from negative figures to positive figures may be calculated using absolute values, resulting in positive percentage changes in the tables.
12 The effective price per share of Nasdaq was: (a) the sum of all realized gains related to the 6,222,340 shares from June 30, 2021, through March 31, 2022, divided by (b) that number of shares. These realized gains included all proceeds related to open market sales, hedging transactions, and dividends paid to Nasdaq stockholders. The numerator used to calculate the effective price also reflected the 944,329 shares the Company used to settle the 2021 and 2022 Nasdaq Forwards, based on a price of $176.36 per share. Excluding these 944,329 shares, the effective price was $181.43 per share. All Nasdaq closing prices are nominal as of those dates and not adjusted for any subsequent dividends. Please see the slide titled "Cumulative Nasdaq GAAP Gains from June 30, 2021 through 1Q2022" in Newmark's first quarter 2022 Financial Results presentation on its investor relations website for further details.

8

NEWMARK GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
	December 31,	December 31,
	2023	2022
Assets
Current Assets:
Cash and cash equivalents	$164,894	$233,016
Restricted cash	93,812	79,936
Loans held for sale, at fair value	528,944	138,345
Receivables, net	622,508	523,742
Other current assets	95,946	100,976
Total current assets	1,506,104	1,076,015
Goodwill	776,547	705,894
Mortgage servicing rights, net	531,203	568,552
Loans, forgivable loans and other receivables from employees and partners, net	651,197	500,833
Right-of-use assets	596,362	638,592
Fixed assets, net	178,035	155,639
Other intangible assets, net	83,626	80,968
Other assets	148,501	214,266
Total assets	$4,471,575	$3,940,759

Liabilities and Equity:
Current Liabilities:
Warehouse facilities collateralized by U.S. Government Sponsored Enterprises	$498,631	$137,406
Accrued compensation	400,765	369,540
Accounts payable, accrued expenses and other liabilities	583,564	511,584
Short-term debt	—	547,784
Payables to related parties	6,644	9,745
Total current liabilities	1,489,604	1,576,059
Long-term debt	547,260	—
Right-of-use liabilities	598,044	627,088
Other long-term liabilities	241,741	196,197
Total liabilities	$2,876,649	$2,399,344

Equity:
Total equity (1)	1,594,926	1,541,415
Total liabilities and equity	$4,471,575	$3,940,759

(1) Includes "redeemable partnership interests," "noncontrolling interests" and "total stockholders' equity."

9

NEWMARK GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
Revenues:	2023	2022	2023	2022
Management services, servicing fees and other	$264,176	$220,302	$970,877	$909,485
Leasing and other commissions	239,410	200,193	839,595	831,874
Investment sales	136,972	113,518	381,276	606,416
Commercial mortgage origination, net	106,884	73,269	278,620	357,752
Total revenues	747,442	607,282	2,470,368	2,705,527

Expenses:
Compensation and employee benefits	442,607	356,680	1,489,138	1,554,784
Equity-based compensation and allocations of net income to limited partnership units and FPUs	54,941	35,338	139,747	138,312
Total compensation and employee benefits	497,548	392,018	1,628,885	1,693,096
Operating, administrative and other	129,958	138,961	536,697	534,843
Fees to related parties	6,341	7,624	27,204	28,502
Depreciation and amortization	43,895	47,057	166,221	165,816
Total non-compensation expenses	180,194	193,642	730,122	729,161
Total operating expenses	677,742	585,660	2,359,007	2,422,257

Other income, net:
Other income (loss), net	9,735	3,730	13,854	(97,701)
Total other income (loss), net	9,735	3,730	13,854	(97,701)

Income from operations	79,435	25,352	125,215	185,569
Interest expense, net	2,990	(6,896)	(21,737)	(30,970)
Income before income taxes and noncontrolling interests	82,425	18,456	103,478	154,599
Provision for income taxes	29,084	6,330	41,103	42,054
Consolidated net income	53,341	12,126	62,375	112,545

Less: Net income attributable to noncontrolling interests	16,793	5,699	19,800	29,270

Net income available to common stockholders	$36,548	$6,427	$42,575	$83,275

Per share data:
Basic earnings per share
Net income available to common stockholders	$36,548	$6,427	$42,575	$83,275
Basic earnings per share	$0.21	$0.04	$0.25	$0.46
Basic weighted-average shares of common stock outstanding	173,258	171,515	173,475	180,337

Fully diluted earnings per share
Net income for fully diluted shares	$52,868	$8,910	$42,575	$110,403
Fully diluted earnings per share	$0.21	$0.04	$0.24	$0.45
Fully diluted weighted-average shares of common stock outstanding	249,795	236,304	176,382	245,177

Dividends declared per share of common stock	$0.03	$0.03	$0.12	$0.12
Dividends paid per share of common stock	$0.03	$0.03	$0.12	$0.10

10

NEWMARK GROUP, INC.
SUMMARIZED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net cash provided by (used in) operating activities	$219,977	$931,608	$(265,961)	$1,196,343
Net cash provided by (used in) investing activities	(11,540)	(22,174)	(49,745)	308,629
Net cash provided by (used in) financing activities	(183,006)	(904,020)	261,460	(1,458,520)
Net increase (decrease) in cash and cash equivalents and restricted cash	25,431	5,414	(54,246)	46,452
Cash and cash equivalents and restricted cash at beginning of period	233,275	307,538	312,952	266,500
Cash and cash equivalents and restricted cash at end of period	$258,706	$312,952	$258,706	$312,952

Net cash provided by operating activities excluding loan originations and sales (1)	$105,289	$52,112	$97,976	$261,498

(1) Includes loans, forgivable loans and other receivables from employees and partners in the amount of $33.7 million and $31.0 million for the three months ended December 31, 2023 and 2022, respectively, and $243.3 million and $131.6 million for the year ended December 31, 2023 and 2022, respectively. Excluding these loans, net cash provided by (used in) operating activities excluding loan originations and sales would be $139.0 million and $83.1 million for the three months ended December 31, 2023 and 2022, respectively, and $341.2 million and $393.1 million for the year ended December 31, 2023 and 2022, respectively.
The Condensed Consolidated Statements of Cash Flows are presented in summarized form. For complete Condensed Consolidated Statements of Cash Flows, please refer to Newmark's Annual Report on Form 10-K for the year ended December 31, 2023, to be filed with the Securities and Exchange Commission in the near future.

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NON-GAAP FINANCIAL MEASURES
This document contains non-GAAP financial measures that differ from the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles in the United States ("GAAP"). Non-GAAP financial measures used by the Company include "Adjusted Earnings before noncontrolling interests and taxes", which is used interchangeably with "pre-tax Adjusted Earnings"; "Post-tax Adjusted Earnings to fully diluted shareholders", which is used interchangeably with "post-tax Adjusted Earnings"; "Adjusted EBITDA"; and "Liquidity". The definitions of these and other non-GAAP terms are below.
The Company has made certain clarifications of and/or changes to its non-GAAP measures, including “Calculation of Non-Compensation Expense Adjustments for Adjusted Earnings” that will be applicable for reporting periods beginning with the third quarter of 2023 and thereafter, as described below.
Historically, Adjusted Earnings excluded gains or charges related to resolutions of litigation, disputes, investigations, or enforcement matters that are generally non-recurring, exceptional, or unusual, or similar items that that management believes do not best reflect Newmark’s underlying operating performance. To help management and investors best assess Newmark’s underlying operating performance and for the Company to best facilitate strategic planning, beginning with the third quarter of 2023 and thereafter, calculations of Adjusted Earnings will also exclude unaffiliated third-party professional fees and expense related to these items. Newmark has not modified any prior period non-GAAP measures, as it has determined such amounts were immaterial to previously reported results.
ADJUSTED EARNINGS DEFINED
Newmark uses non-GAAP financial measures, including “Adjusted Earnings before noncontrolling interests and taxes” and “Post-tax Adjusted Earnings to fully diluted shareholders”, which are supplemental measures of operating results used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. Newmark believes that Adjusted Earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers when managing its business.
As compared with “Income (loss) before income taxes and noncontrolling interests” and “Net income (loss) for fully diluted shares”, both prepared in accordance with GAAP, Adjusted Earnings calculations primarily exclude certain non-cash items and other expenses that generally do not involve the receipt or outlay of cash by the Company and/or which do not dilute existing stockholders, as well as certain gains and charges that management believes do not best reflect the underlying operating performance of Newmark. Adjusted Earnings is calculated by taking the most comparable GAAP measures and making adjustments for certain items with respect to compensation expenses, non-compensation expenses, and other income, as discussed below.
CALCULATIONS OF COMPENSATION ADJUSTMENTS FOR ADJUSTED EARNINGS AND ADJUSTED EBITDA
Treatment of Equity-Based Compensation under Adjusted Earnings and Adjusted EBITDA
The Company’s Adjusted Earnings and Adjusted EBITDA measures exclude all GAAP charges included in the line item “Equity-based compensation and allocations of net income to limited partnership units and FPUs” (or “equity-based compensation” for purposes of defining the Company’s non-GAAP results) as recorded on the Company’s GAAP Consolidated Statements of Operations and GAAP Consolidated Statements of Cash Flows. These GAAP equity-based compensation charges reflect the following items:
–Charges with respect to grants of exchangeability, which reflect the right of holders of limited partnership units with no capital accounts, such as LPUs and PSUs, to exchange these units into shares of common stock, or into partnership units with capital accounts, such as HDUs, as well as cash paid with respect to taxes withheld or expected to be owed by the unit holder upon such exchange. The withholding taxes related to the exchange of certain non-exchangeable units without a capital account into either common stock or partnership units with a capital account may be funded by the redemption of preferred units such as PPSUs.
–Charges with respect to preferred units. Any preferred units would not be included in the Company’s fully diluted share count because they cannot be made exchangeable into shares of common stock and are entitled only to a fixed distribution. Preferred units are granted in connection with the grant of certain limited partnership units that may be granted exchangeability or redeemed in connection with the grant of shares of common stock at ratios designed to cover any withholding taxes expected to be paid. The Company believes that this is an acceptable alternative to the common practice among public companies of issuing the gross amount of shares to employees, subject to cashless withholding of shares, to pay applicable withholding taxes.
–GAAP equity-based compensation charges with respect to the grant of an offsetting amount of common stock or partnership units with capital accounts in connection with the redemption of non-exchangeable units, including PSUs and LPUs.
–Charges related to amortization of restricted stock units (“RSUs”), limited partnership units, restricted stock awards, other equity-based awards.
–Charges related to grants of equity awards, including common stock, RSUs, restricted stock awards, or partnership units with capital accounts.
–Allocations of net income to limited partnership units and FPUs. Such allocations represent the pro-rata portion of post-tax GAAP earnings available to such unit holders.

12

The amount of certain quarterly equity-based compensation charges is based upon the Company’s estimate of such expected charges during the annual period, as described further below under “Methodology for Calculating Adjusted Earnings Taxes”.
Virtually all of Newmark’s key executives and producers have equity or partnership stakes in the Company and its subsidiaries and generally receive deferred equity or limited partnership units as part of their compensation. A significant percentage of Newmark’s fully diluted shares are owned by its executives, partners, and employees. The Company issues limited partnership units, RSUs, restricted stock, as well as other forms of equity-based compensation, including grants of exchangeability into shares of common stock, to provide liquidity to its employees, to align the interests of its employees and management with those of common stockholders, to help motivate and retain key employees, and to encourage a collaborative culture that drives cross-selling and growth.
All share equivalents that are part of the Company’s equity-based compensation program, including REUs, PSUs, LPUs, certain HDUs, and other units that may be made exchangeable into common stock, as well as RSUs (which are recorded using the treasury stock method), are included in the fully diluted share count when issued or at the beginning of the subsequent quarter after the date of grant. Generally, limited partnership units (other than preferred units) are expected to be paid a pro-rata distribution based on Newmark’s calculation of Adjusted Earnings per fully diluted share.
Certain Other Compensation-Related Items under Adjusted Earnings and Adjusted EBITDA
Newmark also excludes various other GAAP items that management views as not reflective of the Company’s underlying performance for the given period from its calculation of Adjusted Earnings and Adjusted EBITDA. These may include compensation-related items with respect to cost-saving initiatives, such as severance charges incurred in connection with headcount reductions as part of broad restructuring and/or cost savings plans.
The Company also excludes compensation charges related to non-cash GAAP gains attributable to originated mortgage servicing rights (“OMSRs”) because these gains are also excluded from Adjusted Earnings and Adjusted EBITDA. OMSRs represent the fair value of expected net future cash flows from servicing recognized at commitment, net.
Excluded Compensation-Related Items with Respect to the 2021 Equity Event under Adjusted Earnings and Adjusted EBITDA
Newmark does not view the cash GAAP compensation charges related to 2021 Equity Event (the "Impact of the 2021 Equity Event") as being reflective of its ongoing operations. These consisted of charges relating to cash paid to independent contractors for their withholding taxes and the cash redemption of HDUs. These had been recorded as expenses based on Newmark's previous non-GAAP definitions, but were excluded in the recast non-GAAP results beginning in the third quarter of 2021 for the following reasons:
–But for the 2021 Equity Event, the items comprising such charges would have otherwise been settled in shares and been recorded as equity-based compensation in future periods, as is the Company's normal practice. Had this occurred, such amounts would have been excluded from Adjusted Earnings and Adjusted EBITDA and would also have resulted in higher fully diluted share counts, all else equal.
–Newmark views the fully diluted share count reduction related to the 2021 Equity Event to be economically similar to the common practice among public companies of issuing the net amount of common shares to employees for their vested stock-based compensation, selling a portion of the gross shares pay applicable withholding taxes, and separately making open market repurchases of common shares.
–There was nothing comparable to the 2021 Equity Event in 2020 and nothing similar is currently contemplated after 2021. Accordingly, the only prior period recast with respect to the 2021 Equity Event was the second quarter of 2021.
Calculation of Non-Compensation Expense Adjustments for Adjusted Earnings
Newmark’s calculation of pre-tax Adjusted Earnings excludes GAAP gains or charges related to the following:
–Non-cash amortization of intangibles with respect to acquisitions.
–Other acquisition-related costs, including unaffiliated third-party professional fees and expenses.
–Resolutions of non-recurring, exceptional or unusual gains or charges related to resolutions of litigation, disputes, investigations, or enforcement matters that are generally non-recurring, exceptional, or unusual, or similar items that that management believes do not best reflect Newmark’s underlying operating performance, including related unaffiliated third-party professional fees and expenses.
–Non-cash gains attributable to OMSRs.
–Non-cash amortization of mortgage servicing rights (which Newmark refers to as “MSRs”). Under GAAP, the Company recognizes OMSRs equal to the fair value of servicing rights retained on mortgage loans originated and sold. Subsequent to the initial recognition at fair value, MSRs are carried at the lower of amortized cost or fair value and amortized in proportion to the net servicing revenue expected to be earned. However, it is expected that any cash received with respect to these servicing rights, net of associated expenses, will increase Adjusted Earnings and Adjusted EBITDA in future periods.
–Various other GAAP items that management views as not reflective of the Company’s underlying performance for the given period, including non-compensation-related charges incurred as part of broad restructuring and/or cost savings plans. Such GAAP items may include charges for exiting leases and/or other long-term contracts as part of cost-saving initiatives, as well as non-cash impairment charges related to assets, goodwill, and/or intangible assets created from acquisitions.

13

Calculation of Other income (loss) for Adjusted Earnings and Adjusted EBITDA
Adjusted Earnings calculations also exclude certain other non-cash, non-dilutive, and/or non-economic items, which may in some periods include:
–Unusual, non-ordinary or non-recurring gains or charges.
–Non-cash GAAP asset impairment charges.
–Gains or losses on divestitures.
–The impact of any unrealized non-cash mark-to-market gains or losses on “Other income (loss)” related to the variable share forward agreements with respect to Newmark’s receipt of the payments from Nasdaq, Inc. (“Nasdaq”), in 2021 and 2022 and the 2020 Nasdaq payment (the “Nasdaq Forwards”).
–Mark-to-market adjustments for non-marketable investments.
–Certain other non-cash, non-dilutive, and/or non-economic items.
Due to Nasdaq’s sale of its U.S. fixed income business in the second quarter of 2021, the Nasdaq Earn-out and related Forward settlements were accelerated, less certain previously disclosed adjustments. Because these shares were originally expected to be received over a 15 year period ending in 2027, the Earn-out had been included in calculations of Adjusted Earnings and Adjusted EBITDA under Newmark's previous non-GAAP methodology. Due to the acceleration of the Earn-out and the Nasdaq Forwards, the Company now views results excluding certain items related to the Earn-out to be a better reflection of the underlying performance of Newmark’s ongoing operations. Therefore, beginning with the third quarter of 2021, other income (loss) for Adjusted Earnings and Adjusted EBITDA also excludes the impact of the below items from relevant periods. These items may collectively be referred to as the "Impact of Nasdaq".
–Realized gains related to the accelerated receipt on June 25, 2021, of Nasdaq shares.
–Realized gains or losses and unrealized mark-to-market gains or losses with respect to Nasdaq shares received prior to the Earn-out acceleration.
–The impact of any unrealized non-cash mark-to-market gains or losses on “Other income (loss)” related to the Nasdaq Forwards. This item was historically excluded under the previous non-GAAP definitions.
–Other items related to the Earn-out.
Newmark's calculations of non-GAAP “Other income (loss)” for certain prior periods includes dividend income on its Nasdaq shares, as these dividends contributed to cash flow and were generally correlated to Newmark's interest expense on short term borrowing against such shares. As Newmark sold 100% of these shares between the third quarter of 2021 and the first quarter of 2022, both its interest expense and dividend income declined accordingly.
METHODOLOGY FOR CALCULATING ADJUSTED EARNINGS TAXES
Although Adjusted Earnings are calculated on a pre-tax basis, Newmark also reports post-tax Adjusted Earnings to fully diluted shareholders. The Company defines post-tax Adjusted Earnings to fully diluted shareholders as pre-tax Adjusted Earnings reduced by the non-GAAP tax provision described below and net income (loss) attributable to noncontrolling interest for Adjusted Earnings.
The Company calculates its tax provision for post-tax Adjusted Earnings using an annual estimate similar to how it accounts for its income tax provision under GAAP. To calculate the quarterly tax provision under GAAP, Newmark estimates its full fiscal year GAAP Income (loss) before income taxes and noncontrolling interests and the expected inclusions and deductions for income tax purposes, including expected equity-based compensation during the annual period. The resulting annualized tax rate is applied to Newmark’s quarterly GAAP income before income taxes and noncontrolling interests. At the end of the annual period, the Company updates its estimate to reflect the actual tax amounts owed for the period.
To determine the non-GAAP tax provision, Newmark first adjusts pre-tax Adjusted Earnings by recognizing any, and only, amounts for which a tax deduction applies under applicable law. The amounts include charges with respect to equity-based compensation, certain charges related to employee loan forgiveness, certain net operating loss carryforwards when taken for statutory purposes, and certain charges related to tax goodwill amortization. These adjustments may also reflect timing and measurement differences, including treatment of employee loans, changes in the value of units between the dates of grants of exchangeability and the date of actual unit exchange, changes in the value of RSUs and/or restricted stock awards between the date of grant and the date the award vests, variations in the value of certain deferred tax assets and liabilities, and the different timing of permitted deductions for tax under GAAP and statutory tax requirements.
After application of these adjustments, the result is the Company’s taxable income for its pre-tax Adjusted Earnings, to which Newmark then applies the statutory tax rates to determine its non-GAAP tax provision. Newmark views the effective tax rate on pre-tax Adjusted Earnings as equal to the amount of its non-GAAP tax provision divided by the amount of pre-tax Adjusted Earnings.
Generally, the most significant factor affecting this non-GAAP tax provision is the amount of charges relating to equity-based compensation. Because the charges relating to equity-based compensation are deductible in accordance with applicable tax laws, increases in such charges have the effect of lowering the Company’s non-GAAP effective tax rate and thereby increasing its post-tax Adjusted Earnings.

14

Newmark incurs income tax expenses based on the location, legal structure, and jurisdictional taxing authorities of each of its subsidiaries. Certain of the Company’s entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax (“UBT”) in New York City. Any U.S. federal and state income tax liability or benefit related to the partnership income or loss, with the exception of UBT, rests with the unit holders rather than with the partnership entity. The Company’s consolidated financial statements include U.S. federal, state, and local income taxes on the Company’s allocable share of the U.S. results of operations. Outside of the U.S., Newmark is expected to operate principally through subsidiary corporations subject to local income taxes. For these reasons, taxes for Adjusted Earnings are expected to be presented to show the tax provision the consolidated Company would expect to pay if 100% of earnings were taxed at global corporate rates.
CALCULATIONS OF PRE- AND POST-TAX ADJUSTED EARNINGS PER SHARE
Newmark’s pre-tax Adjusted Earnings and post-tax Adjusted Earnings per share calculations assume either that:
–The fully diluted share count includes the shares related to any dilutive instruments, but excludes the associated expense, net of tax, when the impact would be dilutive; or
–The fully diluted share count excludes the shares related to these instruments, but includes the associated expense, net of tax ,when the impact would be anti-dilutive.
The share count for Adjusted Earnings excludes certain shares and share equivalents expected to be issued in future periods but not yet eligible to receive dividends and/or distributions. Each quarter, the dividend payable to Newmark’s stockholders, if any, is expected to be determined by the Company’s Board of Directors with reference to a number of factors. Newmark may also pay a pro-rata distribution of net income to limited partnership units, as well as to Cantor for its noncontrolling interest.
The declaration, payment, timing, and amount of any future dividends payable by the Company will be at the discretion of its Board of Directors using the fully diluted share count. For more information on any share count adjustments, see the table of this document and/or the Company’s most recent financial results press release titled “Fully Diluted Weighted-Average Share Count for GAAP and Adjusted Earnings.”
MANAGEMENT RATIONALE FOR USING ADJUSTED EARNINGS
Newmark’s calculation of Adjusted Earnings excludes the items discussed above because they are either non-cash in nature, because the anticipated benefits from the expenditures are not expected to be fully realized until future periods, or because the Company views results excluding these items as a better reflection of the underlying performance of Newmark’s ongoing operations.
Management uses Adjusted Earnings in part to help it evaluate, among other things, the overall performance of the Company’s business and to make decisions with respect to the Company’s operations. The term “Adjusted Earnings” should not be considered in isolation or as an alternative to GAAP net income (loss). The Company views Adjusted Earnings as a metric that is not indicative of liquidity, or the cash available to fund its operations, but rather as a performance measure. Pre- and post-tax Adjusted Earnings, as well as related measures, are not intended to replace the Company’s presentation of its GAAP financial results. However, management believes that these measures help provide investors with a clearer understanding of Newmark’s financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that the GAAP and Adjusted Earnings measures of financial performance should be considered together.
For more information regarding Adjusted Earnings, see the sections of this document and/or the Company’s most recent financial results press release titled "Reconciliation of GAAP Net Income to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and Taxes and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”, including the related footnotes, for details about how Newmark’s non-GAAP results are reconciled to those under GAAP.
ADJUSTED EBITDA DEFINED
Newmark also provides an additional non-GAAP financial performance measure, “Adjusted EBITDA”, which it defines as GAAP “Net income (loss) available to common stockholders”, adjusted for the following items:
–Net income (loss) attributable to noncontrolling interest.
–Provision (benefit) for income taxes.
–OMSR revenue.
–MSR amortization.
–Compensation charges related to OMSRs.
–Fixed asset depreciation and intangible asset amortization.
–Equity-based compensation and allocations of net income to limited partnership units and FPUs.
–Various other GAAP items that management views as not reflective of the Company’s underlying performance for the given period. These may include compensation-related items with respect to cost-saving initiatives, such as severance charges incurred in connection with headcount reductions as part of broad restructuring and/or cost savings plans; charges for exiting leases and/or other long-term contracts as part of cost-saving initiatives; and non-cash impairment charges related to assets, goodwill and/or intangibles created from acquisitions.

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–Other non-cash, non-dilutive, and/or non-economic items, which may, in certain periods, include the impact of any unrealized non-cash mark-to-market gains or losses on “other income (loss)” related to the Nasdaq Forwards, as well as mark-to-market adjustments for non-marketable investments.
–Interest expense.
–The Impact of Nasdaq and the Impact of the 2021 Equity Event, (together, the "Impact of Nasdaq and the 2021 Equity Event"), which are defined above.
MANAGEMENT RATIONALE FOR USING ADJUSTED EBITDA
Newmark’s calculation of Adjusted EBITDA excludes certain items discussed above because they are either non-cash in nature, because the anticipated benefits from the expenditures are not expected to be fully realized until future periods, or because the Company views excluding these items as a better reflection of the underlying performance Newmark’s ongoing operations. The Company’s management believes that its Adjusted EBITDA measure is useful in evaluating Newmark’s operating performance, because the calculation of this measure generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses this measure to evaluate operating performance and for other discretionary purposes. Newmark believes that Adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.
Since Newmark’s Adjusted EBITDA is not a recognized measurement under GAAP, investors should use this measure in addition to GAAP measures of net income when analyzing Newmark’s operating performance. Because not all companies use identical EBITDA calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA is not intended to be a measure of free cash flow or GAAP cash flow from operations, because the Company’s Adjusted EBITDA does not consider certain cash requirements, such as tax and debt service payments.
For more information regarding Adjusted EBITDA, see the section of this document and/or the Company’s most recent financial results press release titled “Reconciliation of GAAP Net Income to Adjusted EBITDA”, including the related footnotes, for details about how Newmark’s non-GAAP results are reconciled to those under GAAP.
LIQUIDITY DEFINED
Newmark may also use a non-GAAP measure called “liquidity”. The Company considers liquidity to be comprised of the sum of cash and cash equivalents, marketable securities, and reverse repurchase agreements (if any), less securities lent out in securities loaned transactions and repurchase agreements. The Company considers liquidity to be an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice. For more information regarding liquidity, see the section of this document and/or the Company’s most recent financial results press release titled “Liquidity Analysis”, including any related footnotes, for details about how Newmark’s non-GAAP results are reconciled to those under GAAP.
NET LEVERAGE DEFINED
Newmark may also use a non-GAAP measure called "net leverage.“ "Net debt", when used, is defined as total corporate debt (which excludes Warehouse facilities collateralized by U.S. Government Sponsored Enterprises), net of cash or, if applicable, total liquidity, while "net leverage", when used, equals net debt divided by trailing twelve month Adjusted EBITDA.
TIMING OF OUTLOOK FOR CERTAIN GAAP AND NON-GAAP ITEMS
Newmark anticipates providing forward-looking guidance for GAAP revenues and for certain non-GAAP measures from time to time. However, the Company does not anticipate providing an outlook for other GAAP results. This is because certain GAAP items, which are excluded from Adjusted Earnings and/or Adjusted EBITDA, are difficult to forecast with precision before the end of each period. The Company therefore believes that it is not possible for it to have the required information necessary to forecast GAAP results or to quantitatively reconcile GAAP forecasts to non-GAAP forecasts with sufficient precision without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The relevant items that are difficult to predict on a quarterly and/or annual basis with precision and may materially impact the Company’s GAAP results include, but are not limited, to the following:
–Certain equity-based compensation charges that may be determined at the discretion of management .
–Unusual, non-ordinary, or non-recurring items.
–The impact of gains or losses on certain marketable securities, as well as any gains or losses related to associated mark-to- market movements and/or hedging. These items are calculated using period-end closing prices.
–Non-cash asset impairment charges, which are calculated and analyzed based on the period-end values of the underlying assets. These amounts may not be known until after period-end.
–Acquisitions, dispositions, and/or resolutions of litigation, disputes, investigations, enforcement matters, or similar items, which are fluid and unpredictable in nature.

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NEWMARK GROUP, INC.
RECONCILIATION OF GAAP NET INCOME AVAILABLE TO COMMON STOCKHOLDERS TO ADJUSTED EARNINGS
BEFORE NONCONTROLLING INTERESTS AND TAXES AND GAAP FULLY DILUTED EPS TO POST-TAX ADJUSTED EPS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
GAAP net income available to common stockholders	$36,548	$6,427	$42,575	$83,275
Provision for income taxes (1)	29,084	6,330	41,103	42,054
Net income attributable to noncontrolling interests (2)	16,793	5,699	19,800	29,270
GAAP income before income taxes and noncontrolling interests	$82,425	$18,456	$103,478	$154,599

Pre-tax adjustments:
Compensation adjustments:
Equity-based compensation and allocations of net income to limited partnership units and FPUs (3)	54,886	35,338	139,691	138,312
Other compensation adjustments (4)	1,321	(406)	5,183	2,086
Total Compensation adjustments	56,207	34,932	144,874	140,398

Non-Compensation adjustments:
Amortization of intangibles (5)	4,472	3,402	17,100	14,313
MSR amortization (6)	29,082	28,577	109,877	109,076
Other non-compensation adjustments (7)	(4,555)	21,621	9,178	32,046
Total Non-Compensation expense adjustments	28,999	53,600	136,155	155,435

Non-cash adjustment for OMSR revenue (8)	(23,940)	(21,570)	(82,082)	(109,926)

Other (income) loss, net
Other non-cash, non-dilutive, and/or non-economic items and Nasdaq (9)	(9,820)	(845)	355	100,935
Total Other (income) loss, net	(9,820)	(845)	355	100,935

Total pre-tax adjustments	51,446	66,118	199,302	286,842

Adjusted Earnings before noncontrolling interests and taxes ("Pre-tax Adjusted Earnings")	$133,871	$84,573	$302,780	$441,441

GAAP net income available to common stockholders	$36,548	$6,427	$42,575	$83,275
Allocations of net income to noncontrolling interests (10)	17,120	5,462	21,546	28,473
Total pre-tax adjustments (from above)	51,446	66,118	199,302	286,842
Income tax adjustment to reflect Adjusted Earnings taxes (1)	9,236	(1,513)	(4,690)	(33,610)

Post-tax Adjusted Earnings to fully diluted shareholders ("Post-tax Adjusted Earnings")	$114,350	$76,493	$258,733	$364,980
Per Share Data:
GAAP fully diluted earnings per share	$0.21	$0.04	$0.24	$0.45

Allocation of net income to noncontrolling interests	—	—	0.01	—
Total pre-tax adjustments (from above)	0.21	0.28	0.81	1.17
Income tax adjustment to reflect adjusted earnings taxes	0.04	(0.01)	(0.02)	(0.14)
Other	—	0.01	0.01	0.01

Post-tax Adjusted Earnings Per Share ("Adjusted Earnings EPS")	$0.46	$0.32	$1.05	$1.49
Pre-tax adjusted earnings per share	$0.54	$0.36	$1.23	$1.80
Fully diluted weighted-average shares of common stock outstanding	249,795	236,304	246,343	245,177

Notes to the above table:

(1) Newmark’s GAAP provision (benefit) for income taxes is calculated based on an annualized methodology. Newmark includes additional tax-deductible items when calculating the provision (benefit) for taxes with respect to Adjusted Earnings using an annualized methodology. These include tax-deductions related to equity-based compensation, and certain net-operating loss carryforwards. The adjustment in the tax provision to reflect Adjusted Earnings is shown below (in millions):

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	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
GAAP provision for income taxes	$29.1	$6.3	$41.1	$42.1
Income tax adjustment to reflect Adjusted Earnings	(9.2)	1.5	4.7	33.6
Provision for income taxes for Adjusted Earnings	$19.9	$7.8	$45.8	$75.7
(2) Primarily represents portion of Newmark's net income pro-rated for Cantor and BGC employees' ownership percentage and the noncontrolling portion of Newmark's net income in subsidiaries.
(3) The components of equity-based compensation and allocations of net income to limited partnership units and FPUs are as follows (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Issuance of common stock and exchangeability expenses	$32.3	$23.1	$85.9	$92.3
Limited partnership units amortization	4.5	3.1	14.3	8.3
RSU amortization Expense	6.6	6.0	24.6	21.8
Total equity-based compensation	$43.4	$32.2	$124.8	$122.4
Allocations of net income	11.5	3.1	14.9	15.9
Equity-based compensation and allocations of net income to limited partnership units and FPUs	$54.9	$35.3	$139.7	$138.3

(4) Includes compensation expenses related to severance charges as a result of the cost savings initiatives of $0.5 million and $0.0 million for the three months ended December 31, 2023 and 2022, respectively, and $2.4 million and $0.0 million for the year ended December 31, 2023 and 2022, respectively. Also includes commission charges related to non-cash GAAP gains attributable to OMSR revenues of $0.9 million and $(0.4) million for the three months ended December 31, 2023 and 2022, respectively, and $2.8 million and $2.1 million for the year ended December 31, 2023 and 2022, respectively.
(5) Includes Non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions.
(6) Adjusted Earnings calculations exclude non-cash GAAP amortization of mortgage servicing rights (which Newmark refers to as “MSRs”). Subsequent to the initial recognition at fair value, MSRs are carried at the lower of amortized cost or fair value and amortized in proportion to the net servicing revenue expected to be earned. However, it is expected that any cash received with respect to these servicing rights, net of associated expenses, will increase Adjusted Earnings in future periods.
(7) The components of other non-compensation adjustments are as follows (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Lease expense (credits) related to liquidating entities	$(14.0)	$1.4	$(8.4)	$5.8
Asset impairments	3.3	22.7	10.7	27.8
Unaffiliated third party professional fees and expenses related to legal matters	1.4	—	4.3	—
Proceeds from legal settlements	(0.1)	—	(4.6)	—
Acquisition costs	—	—	2.0	(0.3)
Fair value adjustments related to acquisition earn-outs	$4.8	$(2.5)	$5.2	$(1.3)
	$(4.6)	$21.6	$9.2	$32.0
(8) Adjusted Earnings calculations exclude non-cash GAAP gains attributable to originated mortgage servicing rights (which Newmark refers to as "OMSRs"). Under GAAP, Newmark recognizes OMSRs equal to the fair value of servicing rights retained on mortgage loans originated and sold.
(9) The components of non-cash, non-dilutive, non-economic items are as follows (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Nasdaq Impact	$—	$—	$—	$87.5
Loss from the disposition of assets	—	—	8.7	—
Unrealized loss on marketable securities	0.2	0.2	0.6	0.5
Loss on non-marketable securities	2.8	(1.0)	3.8	12.9
Proceeds from litigation settlement	(12.8)	—	(12.8)	—
	$(9.8)	$(0.8)	$0.3	$100.9
(10) Excludes the noncontrolling portion of Newmark's net income in subsidiaries which are not wholly owned.

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NEWMARK GROUP, INC.
RECONCILIATION OF GAAP NET INCOME AVAILABLE TO COMMON STOCKHOLDERS TO ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
GAAP net income available to common stockholders	$36,548	$6,427	$42,575	$83,275
Adjustments:
Net income attributable to noncontrolling interests (1)	16,793	5,699	19,800	29,270
Provision for income taxes	29,084	6,330	41,103	42,054
OMSR revenue (2)	(23,940)	(21,570)	(82,082)	(109,926)
MSR amortization (3)	29,082	28,577	109,877	109,076
Other depreciation and amortization (4)	14,812	18,480	56,344	56,740
Equity-based compensation and allocations of net income to limited partnership units and FPUs (5)	54,886	35,338	139,691	138,312
Other adjustments (6)	(5,385)	13,642	9,478	21,134
Other non-cash, non-dilutive, non-economic items and Nasdaq (7)	2,930	(845)	13,105	100,623
Interest expense	11,389	10,126	48,418	40,120
Adjusted EBITDA ("AEBITDA")	$166,199	$102,204	$398,309	$510,678
(1) Primarily represents portion of Newmark's net income pro-rated for Cantor and BGC employees' ownership percentage and the noncontrolling portion of Newmark's net income in subsidiaries.
(2) Non-cash gains attributable to originated mortgage servicing rights.
(3) Non-cash amortization of mortgage servicing rights in proportion to the net servicing revenue expected to be earned.
(4) Includes fixed asset depreciation and impairment of $10.3 million and $15.1 million for the three months ended December 31, 2023 and 2022, respectively, and $39.2 million and $42.4 million for the years ended December 31, 2023 and 2022, respectively. Also includes intangible asset amortization related to acquisitions of $4.5 million and $3.4 million for the three months ended December 31, 2023 and 2022, respectively, and $17.1 million and $14.3 million for the years ended December 31, 2023 and 2022, respectively.
(5) Please refer to Footnote 3 under Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and GAAP Fully Diluted EPS to Post-tax Adjusted EPS for additional information about the components of "Equity-based compensation and allocations of net income to limited partnership units and FPUs".
(6) The components of other adjustments are as follows (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Severance charges	$0.5	$—	$2.4	$—
Assets impairment not considered a part of ongoing operations	2.5	15.1	7.5	14.5
Commission charges related to non-GAAP gains attributable to OMSR revenues and others	0.9	(0.4)	2.8	2.1
Fair value adjustments related to acquisition earn-outs	$4.8	$(2.5)	$5.2	$(1.3)
Lease expense (credits) related to liquidating entities	$(14.0)	$1.4	$(8.4)	$5.8
	$(5.4)	$13.6	$9.5	$21.1
(7) Please refer to Footnote 9 under Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and Taxes and GAAP Fully Diluted EPS to Post-tax Adjusted EPS for additional information about the components of Other non-cash, non-dilutive, non-economic items. For the three months and year ended December 31, 2023, adjustments to AEBITDA does not include $12.8 million of proceeds from the settlement of a litigation matter, which was excluded from Adjusted Earnings calculations.

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NEWMARK GROUP, INC.
FULLY DILUTED WEIGHTED-AVERAGE SHARE COUNT
FOR GAAP AND ADJUSTED EARNINGS
(in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

Common stock outstanding	173,258	171,515	173,475	180,337
Limited partnership units	45,873	34,738	—	31,903
Cantor units	24,869	24,679	—	24,656
Founding partner units	3,084	3,097	—	3,385
RSUs	2,182	1,845	2,413	3,255
Other	528	431	494	1,641

Fully diluted weighted-average share count for GAAP	249,795	236,304	176,382	245,177

Adjusted Earnings Adjustments:
Common stock outstanding	—	—	—	—
Limited partnership units	—	—	41,969	—
Cantor units	—	—	24,783	—
Founding partner units	—	—	3,209	—
RSUs	—	—	—	—
Other	—	—	—	—

Fully diluted weighted-average share count for Adjusted Earnings	249,795	236,304	246,342	245,177

___________________________________________________________________________________________________________________________________

NEWMARK GROUP, INC.
LIQUIDITY ANALYSIS
(in thousands)
(unaudited)
	December 30,	December 31,
	2023	2022
Cash and cash equivalents	$164,894	$233,016
Marketable securities (1)	99	788
Total (2)	$164,993	$233,804

(1) Since the majority of the Company's marketable securities have been sold, liquidity is primarily comprised of cash and cash equivalents. Therefore, the Company does not expect to include this table going forward.
(2) In addition to the total Liquidity figures shown above, Newmark's undrawn amount on the Credit Facility was $600.0 million as of December 31, 2023 and December 31, 2022.

___________________________________________________________________________________________________________________________________

NET LEVERAGE
As of December 31, 2023, total corporate debt was $547.3 million (currently consisting of only Long-term debt), which net of total liquidity of $165.0 million, equaled net debt of $382.3 million. $382.3 million divided by trailing twelve month Adjusted EBITDA of $398.3 million equaled a net leverage ratio of 1.0 times. Long-term debt as shown on the balance sheet is net of $2.7M of deferred finance costs.

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NEWMARK GROUP, INC.
Other Income (Loss)
(in millions)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Nasdaq Impact	$—	$—	$—	$(87.4)
Mark-to-market gains (losses) on non-marketable investments, net	(2.8)	1.0	1.7	(12.9)
Other items, net	12.5	2.7	12.1	2.6
Other income (loss), net under GAAP	9.7	3.7	13.9	(97.7)
To reconcile from GAAP other income (loss), exclude:
Nasdaq Impact	—	—	—	87.6
Mark-to-market (gains) losses on non-marketable investments, net	2.8	(1.0)	12.5	12.9
Other items, net	(12.6)	0.2	(12.1)	0.4
Other income (loss), net for Pre-tax Adjusted Earnings and Adjusted EBITDA	(0.1)	2.9	14.2	3.2
Newmark's Other income (loss), net under GAAP includes equity method investments that represent Newmark's pro rata share of net gains or losses and mark-to-market gains or losses on non-marketable investments. For the year ended December 31, 2023, the difference between GAAP and non-GAAP other income was due to net realized and unrealized losses on investments and proceeds from the settlement of a litigation matter. For the year ended December 31, 2022, the difference included net realized and unrealized losses on investments and losses with respect to the Nasdaq shares the Company received in 2021, which it sold between July of 2021 and March of 2022.

NEWMARK GROUP, INC.
Reconciliation of GAAP pre-tax income to GAAP pre-tax income excluding other income
(in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
GAAP income before income taxes and noncontrolling interests ("GAAP pre-tax income")	$82,425	$18,456	$103,478	$154,599
Less: Other (income) loss (including the Impact of Nasdaq)	(9,735)	(3,730)	(13,854)	97,701
GAAP pre-tax income excluding other income	$72,690	$14,726	$89,624	$252,300

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ABOUT NEWMARK
Newmark Group, Inc. (Nasdaq: NMRK), together with its subsidiaries (“Newmark”), is a world leader in commercial real estate, seamlessly powering every phase of the property life cycle. Newmark’s comprehensive suite of services and products is uniquely tailored to each client, from owners to occupiers, investors to founders, and startups to blue-chip companies. Combining the platform’s global reach with market intelligence in both established and emerging property markets, Newmark provides superior service to clients across the industry spectrum. For the year ended December 31, 2023, Newmark generated revenues of approximately $2.5 billion. Newmark’s company-owned offices, together with its business partners, operate from approximately 170 offices with 7,400 professionals around the world. To learn more, visit nmrk.com or follow @newmark.
DISCUSSION OF FORWARD-LOOKING STATEMENTS ABOUT NEWMARK
Statements in this document regarding Newmark that are not historical facts are "forward-looking statements" that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. These include statements about the Company's business, results, financial position, liquidity, and outlook, which may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently expected. Except as required by law, Newmark undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Newmark's Securities and Exchange Commission filings, including, but not limited to, the risk factors and Special Note on Forward-Looking Information set forth in these filings and any updates to such risk factors and Special Note on Forward-Looking Information contained in subsequent reports on Form 10-K, Form 10-Q, or Form 8-K.
MEDIA CONTACT:
Deb Bergman
+1 303-260-4307

INVESTOR CONTACTS:
Jason McGruder
John Brennan
+1 212-829-7124

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